Exhibit 99.4

FLEXSHOPPER, INC.

(FORMERLY ANCHOR FUNDING SERVICES, INC.)

REPORTS FULL YEAR 2014 FINANCIAL RESULTS, INCREASE IN FOURTH QUARTER LEASE ORIGINATIONS AND GROWING ECOMMERCE BUSINESS

Boca Raton, FL (March 31, 2014) - FlexShopper, Inc. (OTCQB Symbol: FPAY, “FlexShopper”) announced today its results of operations for the year ended December 31, 2014. For the twelve months ended December 31, 2014, total revenues were $5,014,620. FlexShopper began originating lease-to-own transactions of durable goods in late December 2013 and, therefore, had no meaningful revenues for the comparable period of 2013. FlexShopper originated 765 leases in the first quarter of 2014, 2,136 leases in the second quarter, 3,924 leases in the third quarter and 6,239 leases in the fourth quarter, resulting in 13,064 lease originations in the year ended December 31, 2014.

FlexShopper had costs of lease revenue and merchandise sold of $3,330,786, provision for doubtful accounts of $1,380,902 and operating expenses of $5,178,383, resulting in total costs and expenses of $9,890,071. FlexShopper had a net loss from continuing operations before an income tax benefit of $4,875,451 for the year ended December 31, 2014. Along with incurring expenses to launch its online channels in 2014, FlexShopper’s operating expenses include costs to build and expand the company’s infrastructure including its customer service and collections departments to support its growth in lease originations. In addition, as 2014 was the Company’s first year of meaningful operations, the Company’s underwriting was continuously modified for improvement throughout the year.

In the second quarter of 2014, FlexShopper successfully sold its Anchor Funding Services business. The sale of the Anchor assets was completed on June 16, 2014 and resulted in income from discontinued operations of $1,145,118 before income taxes for the year ended December 31, 2014. This income combined with the net loss from continuing operations resulted in a net loss of $3,730,333 for the year ended December 31, 2014.

Brad Bernstein, CEO, stated, “We are pleased with the quarterly growth in lease originations that we experienced in 2014. We are also pleased that our lease-to-own ecommerce marketplace now features over 80,000 items and increasing, including brand name electronics, computers and appliances. Online orders are also growing, representing approximately 86% of our lease originations in December. While fulfilling our vision of enabling lease to own consumers to shop online for what they want, where they want, we are also positioning ourselves as the only platform that can provide retailers and etailers with three ways of increasing their sales: in the store, online and on our marketplace. In 2014, we successfully launched all of our digital channels and now with the closing of our recent debt financing of up to $100 million (75% of which is uncommitted) and equity financing of $9.35 million, we are well positioned to execute on all of our channels."

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY) is a financial and technology company that provides brand name durable goods to consumers on a lease-to-own (LTO) basis through its ecommerce marketplace (www.FlexShopper.com) and patent pending LTO payment method. FlexShopper also provides LTO technology platforms to retailers and e-tailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit. FlexShopper also funds the LTO transactions by paying merchants for the goods and collecting from consumers under an LTO contract.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

FlexShopper, Inc.
Brad Bernstein, CPA
CEO & President

561-367-1504
Brad.Bernstein@FlexShopper.com